Exhibit 99.1

Larry D. Grant
IMCOR Pharmaceutical Co.
(858) 410-5676

FOR IMMEDIATE RELEASE

IMCOR Pharmaceutical Co. Announces Departure of CFO

San Diego, CA, September 27, 2004 - IMCOR Pharmaceutical Co. (Pink Sheets: ICPH.PK) (formerly known as Photogen Technologies, Inc.) announced today that Brooks Boveroux will be leaving his position as Chief Financial Officer and Secretary, effective August 29, 2004. Mr. Boveroux has served as the Company’s Chief Financial Officer and Secretary since August, 2000.

The Company’s CEO, Taffy Williams, said “We are consolidating our operations in our San Diego, California headquarters. Brooks will be pursuing other interests in retirement on the East Coast, where he resides. We appreciate Brooks’ efforts and contributions during several challenging years and we wish him the best for the future.”

Until a new Chief Financial Officer is appointed, Taffy Williams will be the acting Chief Financial Officer. Dr. Williams will be assisted by Larry D. Grant, a consultant who is a certified public accountant with 30 years of experience in providing accounting and financial services, as well as by the Company’s existing staff.

About IMCOR

IMCOR Pharmaceutical Co. (formerly Photogen Technologies, Inc.) is a specialty pharmaceutical company developing and marketing a platform of innovative imaging products. Its FDA approved product, Imagent, is indicated for use in patients with suboptimal echocardiograms to opacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders (walls) of the heart.  As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health.  Imagent is manufactured from synthetic materials, and packaged as a dry powder in a ready-to-use kit that is stored at room temperature.

IMCOR’s development programs use a versatile iodinated nanoparticulate formulation that shows promise as a subcutaneous, intravenous or intra-arterial agent for both cardiovascular imaging and lymphography (the diagnosis of cancer metastasizing to lymph nodes). PH-50 has potential benefits when used with conventional or computed tomography (CT) angiography to address the need for early detection of coronary artery disease, cancer and other diseases affecting the body’s arteries and organs.  N1177 has potential applications for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical, and head and neck cancer.

Statements in this release that are not strictly historical are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks that may cause IMCOR’s actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company to:  obtain necessary financing to support its development and commercialization programs, maintain and defend intellectual property protection for its proprietary products, avoid infringing intellectual property rights of third parties, successfully market its approved product, develop additional products and obtain regulatory approval for their use, and manufacture or obtain supplies of drug product.  These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company’s filings from time to time with the Securities and Exchange Commission.

6175 LUSK BOULEVARD . SAN DIEGO, CALIFORNIA 92121 . TEL (858) 410-5601 . FAX: (858) 410-5602
www.imcorpharma.com . www.imagentcontrast.com